Exhibit 99.1
[PRESS RELEASE]

Contacts:

Sidney Hinton	Philip Bourdillon/Gene Heller
President and CEO	Silverman Heller Associates
919-453-1750	310-208-2550
PowerSecure International to Participate in the
Stephens Inc. Fall Investment Conference
WAKE FOREST, N.C. – November 12, 2007 – Sidney Hinton, president and chief executive officer of PowerSecure International, Inc., (Nasdaq: POWR), will speak at the Stephens Inc. Fall Investment Conference, to be held November 14-15, 2007 at the New York Palace Hotel.
In his presentation, which is scheduled to begin at 1:15 p.m. EST on Wednesday, November 14, Hinton will discuss the company’s current operations, recent developments, and prospects for the future, notably opportunities for its Interactive Distributed Generation® business and the promotion of energy efficiency.
A copy of the slide presentation to be used at the Stephens Inc. conference will be available beginning on the day of the presentation in the Investors/Presentations section of the company’s Web site, www.powersecure.com.
About PowerSecure International:
PowerSecure International, Inc. is a leading provider of energy management and conservation solutions to utilities and their commercial, institutional, and industrial customers. PowerSecure partners with utilities to design and install Interactive Distributed Generation® systems and services that manage load curtailment and peak demand conditions, enhance system reliability and provide customers with emergency power during outages. PowerSecure also provides utilities with legal and regulatory consulting, energy system engineering and construction, and energy conservation services.
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